Morgan Stanley Dean Witter Financial Services Trust
Item 77(o) 10f-3 Transactions
July 1, 2001 - December 31, 2001


Security
Date of Purchase
Price
Of Shares
Shares Purchased
%of Assets
Total
Issued
Purchased
By Fund
Broker
Prudential Financial Inc.
12/18/01
$27.50
42,000
0.313%
$3,025,000,000
0.038%
Goldman Sachs
XL Capital Ltd.
11/01/01
$89.00
10,200
0.341%
$712,000,000
0.128%
Goldman Sachs







F:\legal\msdata\paraleg\10f-3\finserv